Corn Products International, Inc.	Exhibit 99.1
5 Westbrook Corporate Center
Westchester, IL 60154

NEWS RELEASE

FOR RELEASE	CONTACT:
July 18, 2003, 15:30 CDT	Investor:	Richard M. Vandervoort, (708) 551-2595
	Media:	Michele M. Mazur, (708) 551-2604

CORN PRODUCTS INTERNATIONAL, INC.

ANNOUNCES PROPOSED PROJECT AT ITS ARGO PLANT

     WESTCHESTER, Ill., July 18, 2003 — Corn Products International, Inc. (NYSE: CPO) today announced that the Company is proposing a project to replace boilers at its Argo plant, located in Bedford Park, Ill. The proposed project will include the shutdown and replacement of the plant’s three current coal-fired boilers with one environmentally sound coal-fired boiler. This project will also reduce the plant’s emissions as well as provide more efficient and effective energy production.

     “This long-term energy solution gives us the opportunity to substantially reduce the plant’s emissions while enhancing its efficiency and, therefore, competitiveness for years to come,” said Jack Fortnum, vice president, and president US business. “The proposed project will also benefit our employees and the economic well being of the surrounding community as well as the state, as we intend to use Illinois coal. As one of the founding members of our community, we are committed to being a supportive neighbor to an area that is a good place to live and work.”

     Corn Products International estimates the proposed project costs at approximately $100 million. The project, still in engineering stages, has not yet reached the point of seeking Illinois Environmental Protection Agency (IEPA) review. Pending receipt of an IEPA permit, ground breaking on the project is anticipated to begin in the second half of 2004 and be completed in the second quarter of 2006.

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Page 2 — Corn Products International

About Corn Products International, Inc.

     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2002, the Company recorded net sales of $1.9 billion with operations in 18 countries at 37 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.

This press release contains or may contain forward-looking statements concerning the Company’s financial position, business and future earnings and prospects, in addition to other statements using words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. These statements contain certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on factors such as the following: fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and sell our products, including fluctuations in the value of local currencies, energy costs and availability and changes in regulatory controls regarding quotas, tariffs, taxes and biotechnology issues; increased competitive and/or customer pressure in the corn refining industry; the outbreak or continuation of hostilities; and stock market fluctuation and volatility. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.

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